Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

VP – Corporate Communications

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM PRESENTS YEAR-END 2012

FINANCIAL RESULTS AND RECENT DEVELOPMENTS

SAN DIEGO, CA – April 5, 2013 – Cardium Therapeutics (NYSE MKT: CXM) today presented highlights of financial results for fiscal year ended December 31, 2012, and other recent developments.

Commercialization of FDA-Cleared Excellagen

Advanced Wound Care Product

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Introduced the Company’s FDA-cleared Excellagen® professional-use wound care product in March 2012 and entered into a logistics and cold chain services agreement with Smith Medical Partners, a subsidiary of H. D. Smith;

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Awarded ISO 13485:2003 certification for Excellagen, State of California manufacturing license and state clearances to market and sell Excellagen in the U.S., and advanced other international registrations for Excellagen, including CE Mark registration, which is expected in second quarter 2013;

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Announced sales and distribution agreements with Academy Medical to market, sell and distribute Excellagen to its growing base of over 35 U.S. government medical providers, including Veterans Administration and military hospitals;

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Excellagen selected as one of the Top Ten Podiatry Innovations in 2012 by Podiatry Today publication, and awarded the American Podiatric Medical Association’s Seal of Approval for Excellagen’s contributions to better foot health and mobility;

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Formed the Excellagen Medical Advisory Board comprising leading practitioners, clinicians and researchers with diversified expertise in the field of advanced wound care, and presented case studies at the Desert Foot 2012 High Risk Diabetic Foot Conference;

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Entered into international agreements with (1) BL&H, Co. Ltd., an established pharmaceutical company, for the registration, marketing and distribution of Excellagen in the South Korean market; and (2) Advanced Biosciences Research, an affiliate of bioRASI, for the planned commercialization of Excellagen in the Russian Federation and CIS;

•

Advanced forward with applications to support the reimbursement process for Excellagen with the Centers for Medicare & Medicaid Services (CMS) and private insurance providers, and broadened marketing and sales efforts into markets with established CPT® codes for surgical debridement procedures and in-hospital surgical markets covered under DRG reimbursement systems.

Advancing Generx Phase 3 Angiogenic

Gene Therapy Product Candidate

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Initiated the ASPIRE Phase 3 registration study, a 100-patient randomized and controlled multi-center study being conducted at leading cardiology centers in Russia, and designed to evaluate the therapeutic efficacy of the Company’s Generx® (Ad5FGF-4) DNA-based angiogenic growth factor therapeutic for patients with myocardial ischemia due to coronary artery disease;

•

Published important Generx findings in the peer-reviewed journal Human Gene Therapy Methods demonstrating that Cardium’s innovative technique employing transient cardiac ischemia can be used to dramatically enhance gene delivery and transfection efficiency after a one-time intracoronary administration of adenovector in mammalian hearts. The findings have been incorporated into the treatment protocols of the Generx ASPIRE Phase 3 study;

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Presented at the 2013 Phacilitate Annual Cell & Gene Therapy Forum held in Washington, DC, “Optimizing Phase III Trial Design for Generx (Ad5FGF-4)” on adaptive coronary collateral growth, the biological processes to be targeted by therapeutic angiogenesis, and discussed the lessons learned during the past decade of the Company’s Generx clinical development program;

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Favorable patent decision in Europe and successful resolution of a long standing competition between Cardium and its licensor, the University of California, and Boston Scientific Corporation and its licensor, Arch Development, over the rights to key methods for the application of cardiovascular gene therapy in the treatment of coronary heart disease, as is employed in the Company’s Generx gene therapy candidate.

Health Sciences Business and Other Strategic

Partnered-Enabled Product Initiatives

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Acquired To Go Brands® nutraceutical supplement brand platform with over 25 products being developed and sold through established regional and national food, drug and mass channel retailers at over 10,000 retail locations to expand and broaden Cardium’s Health Sciences Business;

•	Announced expansion of the To Go Brands VitaRocks® Kids vitamin products and retail distribution of the newly-designed VitaRocks product line into select Target stores nationwide;

•

Reported plans for the partner-enabled clinical development of Genedexa™ (previously referred to as the Excellarate™ product candidate), a DNA-based Phase 2b/3 product candidate initially for the treatment of chronic, non-healing diabetic foot ulcers and representing the first product extension from the Company’s FDA-cleared Excellagen technology platform;

•

Developed a new in-house partner-enabled product opportunity, LifeAgain™, a medical analytics and e-commerce platform of algorithms and medical-based programs that were developed by Cardium researchers to support a strategically partnered commercialization of specialized survivable risk life insurance underwritings for cancer patients and patients with chronic medical diseases, based on the improvement of early diagnosis and new chronic treatments and curative medical therapies.

Financial Report

The majority of revenue for 2012 is comprised of sales from To Go Brands, which Cardium acquired on September 28, 2012. Pro forma revenues for the full year ended December 31, 2012, which includes the nine-month period prior to Cardium’s acquisition of To Go Brands, totaled $2.9 million, compared to revenues of $4.5 million for the year ended December 31, 2011. The decrease in revenue during this period reflects consolidation activities by To Go Brands prior to Cardium’s acquisition of the company in September 2012. This unaudited, pro forma consolidated financial information will be outlined in footnote 3 of Cardium’s annual report on Form 10-K to be filed with the SEC.

For the year ended December 31, 2012, Cardium reported revenue of $0.8 million compared to no revenue reported for the year ended December 31, 2011. Total revenue for the fourth quarter ended December 2012 was $0.7 million, primarily comprised of sales from To Go Brands, compared to no reported revenue for the same period in 2011.

Cardium reported a net loss of $8.3 million, or $(0.07) per share, for the year ended December 31, 2012, compared to a net loss of $7.1 million, or $(0.08) per share for the year ended December 31, 2011. For fourth quarter ended December 31, 2012, the Company reported a net loss of $2.0 million, or $(0.02) per share, compared to a net loss of $2.1 million net loss, or $(0.02 per share), in the fourth quarter in 2011.

For the year ended December 31, 2012, research and development expenses totaled $2.6 million and selling, general and administrative expenses were $6.1 million, compared to $2.6 million and $4.8 million, respectively, for 2011. The increase in expenses was primarily due to expenses associated with the market introduction of Excellagen, initiation of the Company’s Generx ASPIRE clinical study, and for Cardium’s nutraceutical initiative, which served as the catalyst for the acquisition of To Go Brands, Inc. Research and development costs for the three months ended December 31, 2012 totaled $0.5 million and selling, general and administrative expenses were $1.8 million, compared to $0.7 million and $1.2 million, respectively, for the same period last year.

Cardium ended the 2012 year with a total of $2.3 million in cash compared to $4.7 million in the previous year. During the year ended December 31, 2012, the Company raised $4.6 million in net proceeds through the completion of a registered direct equity financing with three institutional and accredited investors with the issuance of 17.9 million shares of Cardium common stock priced at $0.28 per share with no warrant coverage and through the sale of 5.2 million shares of common stock under at-the-market transactions for net proceeds of $1.9 million. In connection with the acquisition of the To Go Brands, Inc., the Company issued 9.6 million unregistered shares of common stock. The total shares of common stock outstanding at December 31, 2012 were 129.2 million compared to 96.6 million shares of common stock outstanding at December 31, 2011.

During the period since December 31, 2012, cash flows from financing activities include the sale of 343,749 shares of common stock in at-the-market transactions for net proceeds of $65,743, and as reported today, Cardium has entered into a definitive agreement with Sabby Management LLC (“Sabby”), the Company’s largest shareholder, for a preferred stock financing of up to $4.0 million in gross proceeds. A more complete description of the terms and conditions of the financing is provided in a press release dated today and will be available in the Form 8-K to be filed by the Company with the Securities and Exchange Commission.

In first quarter 2013, the Company reported that its exchange listing compliance plan submitted on December 6, 2012 had been accepted by the NYSE MKT. As previously reported, a communication from the staff of the Company’s current listing exchange indicated that the Company was considered to be noncompliant with certain listing requirements based on its quarterly report for the period ended September 30, 2012, and provided that the Company should submit a plan to staff of the exchange that would re-establish compliance with the NYSE MKT listing requirement by March 31, 2013. On December 6, 2012, the Company reported that it had submitted a plan designed to reestablish compliance with the exchange’s requirement, and reported on January 16, 2013 that the plan had been accepted by the listing exchange. The Company reports that in view of the proposed preferred stock financing, the NYSE MKT has granted an additional quarterly extension of the listing exchange compliance plan from March 31 to June 30, 2013, although as is normal course, the Company’s exchange compliance would continue to be evaluated on an ongoing basis.

The Company also indicated that similar to 2011, the audit opinion accompanying its consolidated financial statements for the year ended December 31, 2012, will contain a going concern qualification from its independent registered public accounting firm, Marcum LLP. Consistent with its business strategy and as outlined in this press release, Cardium plans to raise additional funds through the strategic sale or monetization of its operating units, entering into strategic licensing agreements, through the future sales of Excellagen and To Go Brand’s products, and/or other financing transactions.

Excellagen Commercialization Plans

Since the introduction of Excellagen, the Company has entered into agreements with selected regional sales distributors and independent sales representatives to market Excellagen into their specific geographic and special markets. These agreements allow for flexible transitions as strategic partnerships are achieved. In January 2013, Cardium announced the distribution agreement with Academy Medical, LLC to market, sell and distribute Excellagen to U.S. government medical providers. Academy Medical has a growing customer base of over 35 Veterans Administration (VA) and military hospitals within the U.S. Cardium also recently announced an agreement with an independent regional distributor group consisting of ten sales representatives to market, sell and distribute Excellagen to podiatric and orthopedic physicians, plastic surgeons, hospitals and surgical centers. The Company plans to enter into additional agreements designed to support the market introduction of Excellagen into a variety of regional markets and to broaden its potential applications in wound care.

Consistent with the Company’s long-term business strategy, Cardium is also focused on establishing strategic partnerships that would cover the marketing and sale of Excellagen into U.S. vertical wound healing market channels, including: (1) podiatry, (2) wound care centers, hospitals, and long-term care facilities, (3) government agency providers (such as the U.S. Department of Veterans Affairs, Bureau of Indian Affairs and military hospitals), (4) dermatology and plastic surgery, and (5) orthopedic surgery. The Company’s commercialization strategy is similar to other companies in the advanced wound care space. For example, GraftJacket® products developed by Wright Medical are now being marketed and sold by Kinetic Concepts Inc.; TEI Biosciences’ products are being sold by Boston Scientific, Medtronic and Stryker; and Cook Medical’s Oasis® products are currently being marketed and sold by Healthpoint Biotherapeutics.

Cardium is advancing forward with the reimbursement process for Excellagen with Centers for Medicare & Medicaid Services (CMS) and private insurance providers. Already-established standard CPT® procedure reimbursement codes may apply when Excellagen is used with surgical debridement procedures and through the DRG reimbursement system for in-hospital surgical procedures, as well as in long-term care facilities and through their service providers.

Internationally, Cardium plans to obtain a CE Mark for the potential marketing and sale of Excellagen in the European Union, which consists of 27 member countries. The Company expects to be in a position to obtain a CE Mark for Excellagen in second quarter 2013. Cardium also has a marketing and distribution agreement with BL&H Co. for the marketing and sale of Excellagen in South Korea, which is currently advancing through the regulatory and reimbursement pricing process. In addition, Advanced Biosciences Research, an affiliate of bioRASI, is assisting Cardium for the planned commercialization of Excellagen in Russia and the eight additional member countries comprising the Commonwealth of Independent States (CIS).

Excellagen is a novel syringe-based, professional-use, pharmaceutically-formulated 2.6% fibrillar Type I bovine collagen gel that functions as an acellular biological modulator to activate the wound healing process and significantly accelerate the growth of granulation tissue. Excellagen’s FDA-clearance provides for very broad labeling including partial and full-thickness wounds, pressure ulcers, venous ulcers, diabetic ulcers, chronic vascular ulcers, tunneled/undermined wounds, surgical wounds (donor sites/graft, post-Mohs surgery, post-laser surgery, podiatric, wound dehiscence), trauma wounds (abrasions, lacerations, second-degree burns and skin tears) and draining wounds. Excellagen is intended for professional use following standard debridement procedures in the presence of blood cells and platelets, which are involved with the release of endogenous growth factors. Excellagen’s unique fibrillar Type I bovine collagen gel formulation is topically applied through easy-to-control, pre-filled, sterile, single-use syringes and is designed for application at only one-week intervals. In addition, Excellagen has been engineered to serve as a delivery platform enabling multiple device and therapeutic product extensions to include antimicrobials, small molecule drugs, peptides, conditioned cell media, stem cells and DNA-based biologic products. Additional information about Excellagen can be viewed at www.excellagen.com.

Generx Commercialization Plans

Generx (Ad5FGF-4) is a disease-modifying regenerative medicine biologic that is being developed to offer a one-time, non-surgical option for the treatment of myocardial ischemia in patients with stable angina due to coronary artery disease, who might otherwise require surgical and mechanical interventions, such as coronary artery by-pass surgery or balloon angioplasty and stents. Similar to surgical/mechanical revascularization approaches, the goal of Cardium’s Generx product candidate is to improve blood flow to the heart muscle – but to do so non-surgically, following a single administration from a standard balloon angioplasty catheter.

In March 2012, Cardium announced the initiation of the Generx ASPIRE Phase 3 registration study to evaluate the therapeutic effects of its lead product candidate Generx in patients with myocardial ischemia due to coronary artery disease. The ASPIRE study, a 100-patient, randomized and controlled multi-center study to be conducted at up to nine leading cardiology centers in the Russian Federation, is designed to further evaluate the safety and effectiveness of Cardium’s Generx DNA-based angiogenic product candidate, which has already been tested in clinical studies involving 650 patients at more than one hundred medical centers in the U.S., Europe and elsewhere. The efficacy of Generx will be quantitatively assessed using rest and stress SPECT (Single-Photon Emission Computed Tomography) myocardial imaging to sensitively measure improvements in microvascular cardiac perfusion following a one-time, non-surgical, catheter-based administration of Generx. The Cedars-Sinai Medical Center Nuclear Cardiology Core Laboratory in Los Angeles, California, is the central core lab for the study and is responsible for the analysis of SPECT myocardial imaging data electronically transmitted from the Russian medical centers participating in the ASPIRE study. The Russian Health Authority has assigned Generx the therapeutic drug trade name of Cardionovo® for marketing and sales in Russia. For additional information about Generx and the ASPIRE clinical study, please visit http://www.cardiumthx.com/generx.html.

To Go Brands® Nutraceutical Brand Platform

On September 28, 2012, Cardium acquired the business assets and product portfolio of To Go Brands® to support the expansion of Cardium’s health sciences nutraceutical platform and to provide a revenue platform for the potential growth of the business. With a portfolio of over 25 products, To Go Brands’ nutraceutical powder mixes, supplements and chews are being sold through mass, food and drug channel retailers and To Go Brands’ web-based store. To Go Brands’ experienced management team has key contacts and a track record of developing and placing new and innovative health and nutraceutical products into retail channels. To Go Brands has now assumed operational responsibility for Cardium’s nutraceutical initiative, which includes the Company’s strategic investment in SourceOne Global Partners, a leading supplier of science-based ingredients and proprietary formulas, and the MedPodium Nutra-Apps® product line.

The Company recently announced the expansion of its To Go Brands VitaRocks® Kids vitamin product line and the broadened retail distribution of the newly-designed products into select Target stores nationwide. VitaRocks are inspired by a popping pellet candy that is popular with kids and represents a next-generation, easy-use delivery platform for multivitamins and nutrients, dietary supplements, and potentially over-the-counter (OTC) medicines for children, as well as adults.

The Company’s 2013 plans for To Go Brands include (1) completing new packaging and message re-design to update the look of current products; (2) increasing online customer acquisition and retention by introducing super affiliate programs and social media-based coupon offerings (e.g. LivingSocial); (3) expanding and leveraging the VitaRocks children’s vitamin product line; and (4) expanding U.S. retail distribution and establishing international distributors to leverage on the success of To Go Brands’ lead product, Trim Green Coffee Bean™ dietary supplement.

Since 2007, To Go Brands has been making healthy, great tasting and anti-oxidant-rich phytonutrients and nutraceutical supplements in an array of easy use formats, including drink mixes, chews, powders and capsules, to empower busy lifestyles in today’s fast-paced, tech-driven world. The Go Active! product line includes High Octane®, Green Tea Energy Fusion™, Acai Natural Energy Boost™, and Neo-Energy®. The Go Healthy! product line includes Greens to Go®, Extreme Berries to Go®, Healthy Belly®, VitaRocks®, and Neo-Chill™. Go Trim! products include Smoothie Complete®, Trim Energy Green Coffee Bean™, Trim Energy®, and Neo-Carb Bloc®. To Go Brands products are sold through mass, food and drug channels at retailers including Whole Foods, Sprouts, Kroger, GNC, RiteAid, Jewel-Osco, Ralph’s Supermarkets, Vitamin World, Meijer, Fred Meyer, King Soopers, and the Vitamin Shoppe as well as directly from the company’s web-based store. To learn more about To Go Brands, visit togobrands.com.

Cardium’s In-House Initiatives

The Company recently announced its partner-enabled internal product development, LifeAgain™, a medical analytics and e-commerce platform that is focused on the development, marketing and direct sales of new and innovative survivable risk, multi-year, non-convertible level term life insurance programs and other insurance products, that are currently non-accessible and unaffordable for certain sub-groups of highly motivated buyers considered “uninsurable” based on traditional underwriting standards by U.S. life insurance companies. Traditional life insurance has become an over-optimized web-marketed, undifferentiated, low priced commodity largely marketed to healthy people. LifeAgain is being developed based on improvements in relative mortality in certain sub-group populations, including cancer patients and patients with chronic medical diseases, as a result of the success of early diagnostic screening, public education, the introduction of advanced drugs and biologics, improved and optimized therapies, and expanded access to healthcare.

In addition, the Company will seek to initiate a partner-enabled pilot Phase 2b/3 clinical study for Genedexa™ (Ad5PDGF-B), formerly referred to as the Company’s Excellarate product candidate. Genedexa’s initial clinical development focus will be for the treatment of chronic, non-healing diabetic foot ulcers. The Company has completed the MATRIX-1 (Phase 1/2) and MATRIX-2 (Phase 2b) clinical studies and the planned Genedexa pilot study represents an important next step forward towards FDA registration of Cardium’s advanced DNA biologic wound care product. Genedexa represents the first product candidate based on the Company’s Excellagen product platform and is comprised of the FDA-cleared Excellagen collagen topical gel and an adenovector gene therapy with DNA encoding for PDGF-B protein. PDGF-B is believed to promote wound healing by directly stimulating cells involved in wound repair and also by eliciting the production of other growth factors. The Genedexa product candidate, a DNA-based biologic, requires data from clinical studies demonstrating patient safety and efficacy prior to filing for a Biologic License Application (BLA). The Company may use alternative independent private financings and strategic partners to finance the clinical development of Genedexa and commercialize its LifeAgain platform.

About Cardium

Cardium is an asset-based health sciences and regenerative medicine company focused on the acquisition and strategic development of innovative products and businesses with the potential to address significant unmet medical needs and having definable pathways to commercialization, partnering or other economic monetizations. Cardium’s current portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s newly-acquired To Go Brands® nutraceutical business. The Company’s lead commercial product, Excellagen® topical gel for wound care management, has received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. To Go Brands® develops, markets and sells dietary supplements through established regional and national retailers. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. For more information, visit www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there is no assurance that planned product development efforts and clinical studies can be performed in an efficient and effective manner; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or in actual use; that new clinical studies will be successful or will lead to approvals or clearances from health regulatory authorities, or that approvals in one jurisdiction will help to support studies or approvals elsewhere; that certain elements of the preferred stock financing will be approved by stockholders; that the Company will satisfy the requirements of its compliance plan and will otherwise continue to satisfy the listing requirements of its exchange or that its shares can continue to be listed on a national exchange; that we can raise sufficient capital from partnering, monetization or other fundraising transactions to maintain our stock exchange listing or adequately fund ongoing operations; that the Company can attract suitable commercialization partners for our products or that we or partners can successfully commercialize them; that our product or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive or blocked by third party proprietary rights or other means; that the products and product candidates referred to in this report or in our other reports will be successfully commercialized and their use reimbursed, or will enhance our market value; that our To Go Brands business can be successfully integrated and expanded; that new product opportunities or commercialization efforts will be successfully established; that third parties on whom we depend will perform as anticipated; that the preferred stock offering can be completed as proposed or that the Company will not be adversely affected by risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2013 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics®, Generx®, Cardionovo®, Tissue Repair™, Excellagen®, Excellarate™, LifeAgain™,

Genedexa™, Neo-Apps®, MedPodium®, Neo-Energy®, Neo-Chill™ and Neo-Carb Bloc® are trademarks of Cardium

Therapeutics, Inc. or Tissue Repair Company. To Go Brands®, High Octane®, Green Tea Energy Fusion™, Acai

Natural Energy Boost™, Greens to Go®, Extreme Berries to Go®, Healthy Belly®, VitaRocks®, Smoothie Complete®,

Trim Green Coffee Bean™, and Trim Energy®, are trademarks of To Go Brands, Inc. Other trademarks belong to their respective owners.

-Continued-

Cardium Therapeutics, Inc.

Selected Condensed Consolidated Results of Operations

	Three months ended December 31,		The year ended December 31,
	2012	2011	2012	2011
Product sales	$746,077	$—	$785,318	$—
Cost of goods sold	(421,874)	—	(437,065)	—

Gross profit	324,203	—	348,253	—
Operating expenses
Research and development	(523,646)	(718,845)	(2,621,321)	(2,593,258)
Selling, general and administrative	(1,758,040)	(1,183,039)	(6,116,746)	(4,824,659)

Loss from operations	(1,957,483)	(1,901,884)	(8,389,814)	(7,417,917)

Interest income (expense), net	(1,424)	78	2,347	5,683
Change in fair value of derivative liabilities	—	(175,057)	64,157	283,142

Net loss	$(1,958,907)	$(2,076,863)	$(8,323,310)	$(7,129,092)

Net loss per common share – basic and diluted	$(0.02)	$(0.02)	$(0.07)	$(0.08)

Weighted average common shares outstanding – basic and diluted	127,267,491	90,908,169	118,454,339	85,066,566

Selected Condensed Consolidated Balance Sheet Data

	December 31, 2012	December 31, 2011
Cash and cash equivalents	$2,328,074	$4,721,279
Restricted cash	50,000	200,000
Accounts receivable	328,953	—
Inventory	1,174,323	434,130
Prepaid expenses and other current assets	407,389	68,204
Property and equipment, net	97,582	135,581
Intangible assets	2,803,721	1,332,727
Other long-term assets	619,836	611,308

Total assets	$7,808,878	$7,503,229

Accounts payable and accrued liabilities	$1,392,718	$1,214,480
Derivative liabilities	—	85,506
Long-term liabilities	50,370	118,313

Total liabilities	1,443,088	1,418,299

Stockholder’s equity	6,365,790	6,084,930

Total liabilities and stockholder’s equity	$7,808,878	$7,503,299